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Exhibit 10.l7

Execution Copy

EQUITY PURCHASE AND MERGER AGREEMENT

AMONG

REFCO GROUP LTD., LLC,

REFCO GROUP HOLDINGS, INC.,

THL REFCO ACQUISITION PARTNERS

AND

REFCO MERGER LLC

DATED AS OF JUNE 8, 2004

i

v

SCHEDULES:

2.4		—	Post Closing Earn-Out Escrow Amount
3.3		—	Capitalization
3.4		—	Impairment of Contracts
3.5		—	Governmental and Third Party Consents
3.6		—	Permits
3.8		—	Investments
3.10		—	Liabilities
3.11		—	Absence of Certain Changes
3.12		—	Interests of Officers and Directors
3.13		—	Litigation
3.14		—	Taxes
3.15		—	Material Contracts
3.16		—	Employee Plans
3.18		—	Intellectual Property
3.19		—	Labor Matters
3.20	(b)	—	Leased Real Property
3.20	(c)	—	Personal Property Liens
3.25		—	Brokers
4.4(a	)	—	Governmental and Third Party Consents of the Buyer
4.4(b	)	—	Governmental and Third Party Consents of Merger Company
4.5		—	Brokers
4.6		—	Financing
5.1(c	)	—	Asset Manager Entities
5.1(g	)	—	Capital Structure of the Company or Any Subsidiary
6.2(f	)	—	Financing/Term Sheets

EXHIBITS:

A	—	Members of the Company
B	—	List of Subsidiaries
C	—	Form of Amended and Restated Limited Liability Company Agreement
D	—	Form of Escrow Agreement
E	—	Form of Management Bonus Pool Plan
F	—	Form of Securityholders Agreement
G	—	Form of Management Agreement
H	—	Form of Letter Agreement

DEFINITIONS

        The following terms which appear in this Agreement are defined in the following Sections:

Term	Section or Other Location
Affiliate	Section 9.11
Agreement	Preamble
Aggregate Consideration Amount	Section 1.1(a)
Amended and Restated Limited Liability Company Agreement	Section 1.5
Antitrust Laws	Section 9.11
Asset Manager Entities	Section 5.1(c)
Balance Sheets	Section 3.10
BAWAG	Preamble
BAWAG Interest Transfer Transactions	Section 5.13
BAWAG Merger	Section 5.13
BAWAG Transferred Interests	Section 2.1(a)(i)
BOI	Recitals
Business Day	Section 9.11
Buyer Indemnitee	Section 8.2(a)
Buyer	Preamble
Certificate of Merger	Section 1.3
CFTC	Section 9.11
Class A Common Unit	Section 2.1(a)(i)
Closing	Section 1.6(a)
Closing Date	Section 1.6(a)
CME	Section 9.11
COBRA	Section 3.16(h)
Code	Section 9.11
Company	Preamble
Company Employees	Section 5.7
Company Indebtedness	Section 9.11
Company Intellectual Property and Technology	Section 3.18(a)
Company Plans	Section 3.16(a)
Company Transaction Expenses	Section 9.11
Customer Financing Indebtedness	Section 9.11
Debt and Excess Expense Amount	Section 1.1(a)
DLLCA	Section 1.2
Effective Time	Section 1.3
Enforceability Limitations	Section 3.2
Environmental, Health, and Safety Requirements	Section 3.17(c)
ERISA	Section 9.11
ERISA Affiliate	Section 3.16(a)
Escrow Agent	Section 2.3
Escrow Agreement	Section 2.3
Excluded Employees	Section 5.7(b)
Finance Company	Section 9.11
Financial Statements	Section 3.9
GAAP	Section 3.9(a)
Governmental Authority	Section 9.11
Governmental Order	Section 9.11
HSR Act	Section 9.11
Indemnified Party	Section 8.3(a)

Intellectual Property	Section 9.11
IRS	Section 9.11
Law	Section 9.11
Leased Real Property	Section 3.20(b)
Legal Proceeding	Section 9.11
Letter Agreement	Section 6.2(n)
Lien	Section 9.11
Limited Liability Company Agreement	Recitals
Loss	Section 8.2(a)
Management Agreement	Section 6.2(n)
Material Adverse Effect	Section 9.11
Material Contracts	Section 3.15
Material Leases	Section 3.20(b)
Membership Interests	Recitals
Memphis Holdings Purchase Agreement	Section 1.1(a)
Merger	Recitals
Merger Company	Preamble
Non-U.S. Employees	Section 3.16(n)
Non-Voting Membership Interests	Recitals
Organizational Documents	Section 9.11
Parties	Preamble
Per Share Amount	Section 1.1(a)
Permits	Section 9.11
Permitted Exceptions	Section 9.11
Person	Section 9.11
Post Closing Earn-Out Amounts	Section 9.11
Post Closing Earn-Out Escrow Amount	Section 2.3
Pre-Closing Tax Returns	Section 5.2(a)
Purchased Membership Interests	Section 1.1(b)
Responsible Party	Section 8.3(a)
RGHI	Preamble
RGHI Equity Portion	Section 9.11
SEC	Section 9.11
Securities Act	Section 3.3
Securityholders Agreement	Section 6.2(i)
Self-Regulatory Organization	Section 9.11
Seller Indemnitee	Section 8.2(b)
Separate Account	Section 5.9
Subsidiary	Section 9.11
Surviving Company	Section 1.2
Taxes	Section 9.11
Tax Return	Section 9.11
Technology	Section 9.11
Termination Date	Section 7.1(b)
Third Party Claim	Section 8.3(a)
THL	Section 6.2(n)
Threshold	Section 8.4(a)(ii)
Updated Schedules	Section 9.10(a)
Voting Membership Interests	Recitals

EQUITY PURCHASE AND MERGER AGREEMENT

        THIS EQUITY PURCHASE AND MERGER AGREEMENT (this "Agreement"), dated as of June 8, 2004, is made by and among Refco Group Ltd., LLC, a Delaware limited liability company (the "Company"), Refco Group Holdings, Inc., a Delaware corporation ("RGHI"), THL Refco Acquisition Partners, a Delaware general partnership (the "Buyer") and Refco Merger LLC, a Delaware limited liability company ("Merger Company"). In addition, (i) Alinea Holding GmbH ("BAWAG") is a party to the Agreement solely for purposes of Section 5.13, and (ii) Phillip R. Bennett and Tone Grant are parties to this Agreement solely for purposes of Section 9.12. The Company, RGHI, the Buyer and Merger Company shall be referred to herein from time to time collectively as the "Parties" and individually as a "Party."

        WHEREAS, in accordance with the limited liability company agreement of the Company as currently in effect (the "Limited Liability Company Agreement"), there are issued and outstanding 947 Voting Membership Shares of the Company (the "Voting Membership Interests") and 53 Non-Voting Membership Shares of the Company (the "Non-Voting Membership Interests," and, together with the Voting Membership Interests, the "Membership Interests");

        WHEREAS, as of the date hereof, RGHI and BAWAG Overseas, Inc. ("BOI") are the owners of all of the Membership Interests in the respective amounts as set forth in Exhibit A attached hereto;

        WHEREAS, as of the date of this Agreement, BAWAG is the sole owner of all equity interests of BOI;

        WHEREAS, the Company owns, directly or indirectly, all or a majority of the equity interests in the entities listed in Exhibit Battached hereto;

        WHEREAS, the Buyer desires to purchase, subject to the terms and conditions hereof, certain Membership Interests from RGHI;

        WHEREAS, subject to the terms and conditions hereof, Merger Company will merge with and into the Company, with the Company being the surviving entity of the merger (the "Merger");

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
MEMBERSHIP INTERESTS PURCHASE; MERGER

        Section 1.1    Purchase and Sale of the Membership Interests.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer will purchase from RGHI, and RGHI will sell to the Buyer, three hundred forty-nine and six/tenths (349.6) Voting Membership Interests, for cash equal to the Per Share Amount for each Voting Membership Interest. "Per Share Amount" means the quotient of the Aggregate Consideration Amount divided by the total number of Membership Interests issued and outstanding immediately prior to the Merger. "Aggregate Consideration Amount" means $2,250,000,000 minus the sum of (i) the total amount of Company Indebtedness outstanding as of immediately prior to the Closing (including amounts required to be repaid as a condition to the Closing in accordance with Section 6.2(l)), plus (ii) any out-of-pocket expenses or other additional amounts (other than interest accrued prior to the Closing), including prepayment premiums, that are required to be paid in order to fully repay as promptly as practicable in connection with or following the Closing any Company Indebtedness outstanding as of immediately prior to the Closing, plus (iii) any amounts that were paid by the Company or any of the Subsidiaries following February 29, 2004 and prior to the Closing for or in connection with the repayment of any Company Indebtedness (other than payments of interest accrued prior to such repayment), plus (iv) any amounts that have been paid following February 29, 2004 and prior to the Closing by the Company or any of the Subsidiaries that represent any deferred (whether or not contingent) obligation to pay purchase price or other consideration in connection with any acquisition of a business or any business combination transaction, plus (v) any Company Transaction Expenses in excess of $20,000,000 in the aggregate, plus (vi) any amounts payable by the Company pursuant to a Change in Control (as defined in the Memphis Holdings Purchase Agreement) pursuant to that certain Stock Purchase Agreement, dated as of January 2, 2001, between Memphis Holdings, LLC and the Company (the "Memphis Holdings Purchase Agreement"). The items in clauses (i) through (vi) collectively are referred to herein as the "Debt and Excess Expense Amount." The parties acknowledge and agree that it is their intention that the Per Share Amount will result in the net earnings or losses, as the case may be, of the Company and the Subsidiaries (other than the net earnings or losses, as the case may be, of the Asset Manager Entities), for all periods following February 29, 2004, accruing to the benefit of Persons who will be the owners of the Company from and following the Closing.

        (b)   The number of Voting Membership Interests purchased by the Buyer pursuant to Section 1.1(a) may be reduced or increased at the election of the Buyer; provided, however, that such number of Voting Membership Interests cannot be increased above the number that can be purchased for $627,000,000 at the Per Share Amount. Such election to reduce or increase the number of purchased Voting Membership Interests will have the effect of increasing or reducing, respectively, the number of Voting Membership Interests held by RGHI that are converted into the right to receive cash pursuant to the Merger, as specified in Section 2.1(a). The Voting Membership Interests purchased by the Buyer pursuant to Section 1.1(a) are referred to herein as the "Purchased Membership Interests."

        (c)   At the Closing, RGHI shall deliver to the Buyer certificate(s) representing the Purchased Membership Interests, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer. At the Closing, the Buyer shall pay to RGHI, in consideration for the Purchased Membership Interests, by wire transfer of immediately available funds to the account designated by RGHI, the cash amount provided in Section 1.1(a).

        Section 1.2    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing at the time provided for in Section 1.6(b), and upon the terms and subject to the conditions in this Agreement and in accordance with the Delaware Limited Liability Company Act (the "DLLCA"), Merger Company shall be merged with and into the Company pursuant to the Merger. Following the Merger, the Company shall continue as the surviving limited liability company (the "Surviving Company") and the separate existence of Merger Company shall cease.

        Section 1.3    Effective Time.    Subject to the provisions of this Agreement, the Company and Merger Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA, on the Closing Date. The Merger shall become effective on the Closing Date at the time specified in Section 1.6(b) (the "Effective Time").

        Section 1.4    Effects of the Merger.    The Merger shall have the effects set forth in the DLLCA. Without limiting the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Company shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Company shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.5    Limited Liability Company Agreement.    Upon the Effective Time, the limited liability company agreement of the Company shall be amended to read as set forth in the form attached hereto as Exhibit C (the "Amended and Restated Limited Liability Company Agreement").

        Section 1.6    Closing.

        (a)   Time and Place of Closing.    The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 6 other than those conditions that, by their terms cannot be satisfied until the Closing (the "Closing Date"), at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, unless another time, date or place is agreed to in writing by the Parties.

        (b)   Closing Procedures.    At the Closing, the following transactions will occur in the following chronological order: (i) the purchase of the Purchased Membership Interests in accordance with Section 1.1, (ii) the BAWAG Interest Transfer Transactions (in the order specified in Section 5.13), (iii) the distributions set forth in Section 5.14 (subject, in the case of the $500 million cash distribution referred to in Section 5.14, to the provisions of Section 5.9), and (iv) the Merger.

ARTICLE 2
CONVERSION OF MEMBERSHIP INTERESTS; PAYMENT OF
CONSIDERATION; CONTRIBUTION OF EQUITY INTERESTS

        Section 2.1    Conversion of Membership Interests.

        (a)   At the Effective Time:

          (i)    each outstanding Voting Membership Interest and Non-Voting Membership Interest held by RGHI that was acquired by RGHI pursuant to the BAWAG Interest Transfer Transactions (the "BAWAG Transferred Interests") shall, by virtue of the Merger and without any action on the part of the Company or Merger Company, be converted into one Class A Common Unit (as defined in the Amended and Restated Limited Liability Company Agreement) of the Surviving Company (each, a "Class A Common Unit");

          (ii)   in the case of the number of outstanding Voting Membership Interests other than BAWAG Transferred Interests held by RGHI that is equal to the RGHI Equity Portion, each such outstanding Voting Membership Interest shall, by virtue of the Merger and without any action on the part of the Company or Merger Company, be converted into one Class A Common Unit;

          (iii)  in the case of the outstanding Voting Membership Interests held by RGHI that are not converted into Class A Common Units in accordance with clauses (i) and (ii) above, each such outstanding Voting Membership Interest shall, by virtue of the Merger and without any action on the part of the Company or Merger Company, be converted into the right to receive, subject to the terms and conditions of this Agreement, the Per Share Amount in cash;

          (iv)  each of the Purchased Membership Interests shall, by virtue of the Merger and without any action on the part of the Company or Merger Company, be converted into one Class A Common Unit; and

          (v)   in the case of the outstanding membership interests of Merger Company, each membership interest automatically shall be canceled and retired and shall cease to exist, without any conversion thereof, and no consideration shall be delivered in exchange therefor.

        (b)   Surrender of Certificates.    At the Closing, each holder of Membership Interests will surrender to the Surviving Company each certificate that represents Membership Interests held by such holder. Upon the proper receipt of such certificates from any such holder, such holder will be entitled to receive (i) cash in the amount provided in Section 2.1(a) for any Membership Interests of such holder that were converted into the right to receive the Per Share Amount, and (ii) certificates representing any Class A Common Units issued to such holder pursuant to the Merger for any Membership Interests of such holder that were converted into the right to receive one Class A Common Unit for each such Membership Interest.

        (c)   No Further Ownership Rights.    From and following the Effective Time, the Membership Interests shall be extinguished and thereafter shall not represent any right of ownership in the Company or the Surviving Company but, instead, will represent only the right to receive cash or Class A Common Units as provided in this Article 2.

        Section 2.2    Debt and Excess Expense Amount; Payment of Cash at Closing.    A reasonable period of time prior to the Closing Date, the Company shall provide to the Buyer (a) a calculation reflecting the Debt and Excess Expense Amount and (b) supporting documentation sufficient for the Buyer to fully verify the Debt and Excess Expense Amount, which documentation will include statements from relevant attorneys, accountants, advisors and investment bankers reflecting the total fees and expenses of such professionals that would be included as Company Transaction Expenses.

        Section 2.3    Escrow.    Notwithstanding the provisions of Sections 1.1 and 2.1, at the Closing, $39,014,313 (the "Post Closing Earn-Out Escrow Amount") that otherwise would be paid in cash at the Closing to RGHI instead shall be deposited by the Buyer and the Surviving Company (on a pro rata basis in accordance with the respective amounts of cash otherwise being paid by the Buyer and the Surviving Company to RGHI at the Closing) with HSBC Bank USA (the "Escrow Agent") pursuant to the Escrow Agreement in substantially the form attached hereto as Exhibit D with other reasonable changes as the Escrow Agent may request (the "Escrow Agreement"). The Post Closing Earn-Out Escrow Amount will reduce the cash amount paid at the Closing to RGHI.

        Section 2.4    Post Closing Earn-Out Amounts.    When any particular Post Closing Earn-Out Amount is required to be paid following the Closing, such amount shall be paid to the Surviving Company out of the specific portion of the Post Closing Earn-Out Escrow Amount that is allocated to such particular Post Closing Earn-Out Amount on Schedule 2.4. If the portion of the Post Closing Earn-Out Escrow Amount that is allocated to such Post Closing Earn-Out Amount on Schedule 2.4 is insufficient to pay such amount or if no portion of the Post Closing Earn-Out Escrow Amount is allocated to such Post-Closing Earn-Out Amount, then RGHI shall be liable for such deficiency. If any portion of the Post Closing Earn-Out Escrow Amount that is allocated to a particular Post Closing Earn-Out Amount on Schedule 2.4 remains after such Post Closing Earn-Out Amount has been satisfied in full, such remaining amount will be paid to RGHI.

        Section 2.5    Contribution of Equity Interests.    Immediately following the Merger, the Surviving Company shall (a) contribute to Finance Company all of the equity interests in any Subsidiary that are owned directly by the Surviving Company and (b) cause Finance Company to distribute to the Surviving Company, on account of such contribution, the net proceeds received by Finance Company from the debt financing transactions referred to in Section 6.2(f). Such net proceeds shall provide the cash that is to be paid at the Closing by the Surviving Company on account of the Merger.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF RGHI

        RGHI hereby represents and warrants to the Buyer as follows:

        Section 3.1    Organization of the Company.    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in, and is in good standing under the laws of, each jurisdiction where the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect.

Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to do business as a foreign entity in, and is in good standing under the laws of each jurisdiction in which the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently being, and contemplated to be, conducted. The Company has all requisite power and authority to own, lease and operate its properties, and to carry on its business as presently being, and contemplated to be, conducted. The corporate minute books of the Company's predecessor, the limited liability company minute books of the Company and the minute books of each Subsidiary previously made available to the Buyer are true, correct and complete and contain the minutes of all the meetings of, and other actions taken by, the Company's or such Subsidiary's directors, managers, officers, members and stockholders through the date hereof. RGHI is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

        Section 3.2    Authorization.    The Company and RGHI have all requisite power and authority to execute and deliver this Agreement and the other agreements and instruments executed by each in connection herewith, perform its respective obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The Company and RGHI have duly authorized the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and RGHI and is a valid and binding obligation of the Company and RGHI, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, "Enforceability Limitations"). No other proceedings on the part of the Company or RGHI are necessary to authorize the execution and delivery of this Agreement by the Company and RGHI, or the performance by the Company and RGHI of the obligations of each hereunder, and the consummation by the Company and RGHI of the transactions contemplated hereby.

        Section 3.3    Capitalization of the Company.    All of the outstanding Membership Interests have been duly authorized and are validly issued, duly paid and non-assessable. None of the Membership Interests were issued in violation of any preemptive or similar rights of any other person or entity, nor in violation of the United States Securities Act of 1933, as amended (the "Securities Act"), or applicable securities laws of any other jurisdiction. Exhibit A hereto sets forth a true, complete and correct list of all of the members of the Company immediately preceding the execution and delivery of this Agreement and the number of Membership Interests owned by each such Member. Except for this Agreement and as described in Schedule 3.3, there are no other agreements, written or oral, between the Company or any Subsidiary and any holder of its respective equity interests, relating to the acquisition, disposition or voting of its equity interests. There are no outstanding subscriptions, options, warrants, calls, commitments or any other agreements of any character obligating the Company or any Subsidiary to issue any equity interests at any time or under any circumstance, including conversion of debt into equity and including any rights to receive securities in any public offering by the Company or its successors, except as disclosed in Schedule 3.3. RGHI owns the Membership Interests reflected as owned by it on Exhibit A hereto, free and clear of all Liens. Upon effectiveness of the BAWAG Interest Transfer Transactions (and in any event as of the time immediately prior to the Merger), RGHI will own the Membership Interests reflected as owned by BOI on Exhibit A hereto, free and clear of all Liens. The Company and each of the Subsidiaries that are subject to such minimum net capital requirements maintains and has at all times maintained net capital in excess of the minimum level(s) of net capital required by the SEC, CFTC, CME or other applicable Governmental Authorities or Self Regulatory Organizations by an amount sufficient in order to avoid the triggering of any "early warning" notification provisions or similar provisions.

        Section 3.4    No Conflict or Violation.    The execution, delivery and performance by the Company and RGHI of this Agreement and the consummation by the Company and RGHI of the transactions contemplated hereby do not and will not (1) conflict with or violate any provision of the Organizational Documents of RGHI or the Company or any of the Subsidiaries; (2) except as set forth on Schedule 3.4, violate, conflict with or constitute or result in (or with notice, lapse of time or both become) a default or a breach under or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any obligation under any contract or agreement to which RGHI or the Company or any of the Subsidiaries is a party or by which any of the assets or property of RGHI or the Company or any of the Subsidiaries is bound, except for any of such matters or consequences that would not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of RGHI to consummate the transactions contemplated by this Agreement; or (3) contravene or violate any law, statute, rule or regulation applicable to RGHI or the Company or any of the Subsidiaries or any of their respective assets or properties, or any Governmental Order to which RGHI or the Company or any of the Subsidiaries is a party or by which any of them or any of their respective assets or properties is bound, except for any of such matters or consequences that would not reasonably be expected to have a Material Adverse Effect or adversely affect or restrict the ability of RGHI to consummate the transactions contemplated by this Agreement.

        Section 3.5    Governmental and Third Party Consents.    Except for (1) compliance with Antitrust Laws, (2) the filing of amended registration forms with the applicable futures and securities authorities, (3) approval by each Self-Regulatory Organization of which a Subsidiary is a member, and (4) the other actions set forth on Schedule 3.5, the execution, delivery and performance by the Company and RGHI of this Agreement and the consummation by the Company and/or RGHI of the transactions contemplated hereby do not and will not, to the knowledge of the Company, require RGHI, the Company or any Subsidiary to obtain the approval, consent or authorization of, to make any declaration, filing or registration with, or to give notice to, any Governmental Authority, any Self-Regulatory Organization or any other Person, except to the extent the failure to obtain, make or give any of the foregoing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.5 sets forth each of the approvals or consents of any Self-Regulatory Organization of which a Subsidiary is a member that, to the knowledge of the Company, is required to be obtained by the Company or any Subsidiary as a result of the execution and delivery of this Agreement by the Company or RGHI or the consummation by the Company and RGHI of the transactions contemplated hereby.

        Section 3.6    Compliance with Law; Permits.    Except as set forth on Schedule 3.6, the Company possesses, and all Subsidiaries possess, all Permits that are material to the operation of their respective businesses as presently conducted and as presently intended to be conducted, all such Permits are in full force and effect, and the Company or the applicable Subsidiary has filed all required amendments to such Permits. The Company and each Subsidiary is in compliance with (and has conducted its business so as to comply with), all Laws and Governmental Orders of any Governmental Authority applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof except for non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any extraordinary supervisory letter from, or adopted any resolutions at the request of, any Self-Regulatory Organization or Governmental Authority charged with the supervision or regulation of any Subsidiary. Except as set forth on Schedule 3.6, to the knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws.

        Section 3.7    No Defaults.    Neither the Company nor any Subsidiary is, or has received notice that with the passage of time it would be, in violation of any provision of its Organizational Documents. Neither the Company nor any Subsidiary has received notice that it is or would be with the passage of time, in default or violation of any term, condition or provision of (i) any Governmental Order or stipulation applicable to it, or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which it is a party or by which any of them or their respective properties or assets may be bound or affected, other than any default or violation that has not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 3.8    Subsidiaries.    Except for the Subsidiaries listed in Exhibit B and the investments listed in Schedule 3.8 and any other investments valued at $1,000,000 or less, the Company does not have, directly or indirectly, any ownership interest or other investment in any corporation, association, partnership, business, trust or other entity. Exhibit B lists each Subsidiary's jurisdiction of incorporation. Except as set forth on Exhibit B or on Schedule 3.8, each outstanding share of capital stock of, or other ownership interests in, each of the Subsidiaries or other entity in which any interest exists is owned by the Company and is duly authorized, validly issued, fully paid and nonassessable and each such share or other interest owned by the Company or any Subsidiary is free and clear of all Liens.

        Section 3.9    Financial Statements.    The Company has furnished to the Buyer true, complete and accurate copies of its audited consolidated financial statements at and for the fiscal years ended February 28, 2002, February 28, 2003 and February 29, 2004, and the related audited statements of income and cash flows for the periods then ended, (such financial statements and accompanying notes and schedules are collectively referred to herein as the "Financial Statements").

        (a)   The Financial Statements have been prepared from the books and records of the Company and its Subsidiaries on a consolidated basis, present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at and for the periods stated therein, and, except as may be noted in the notes thereto, are in conformity with generally accepted accounting principles and practices in the United States consistently applied ("GAAP").

        (b)   The books and records of the Company and its Subsidiaries on a consolidated basis have been maintained in all material respects in accordance with applicable accounting requirements, reflect only bona fide transactions, are complete and correct and accurately reflect the basis for the financial position, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis as set forth in the Financial Statements. The Company and each of the Subsidiaries maintains systems of internal accounting controls sufficient to provide commercially reasonable assurances that all assets and transactions are accounted for in accordance with GAAP.

        (c)   Except for operating guarantees of obligations of any Subsidiary made by the Company or any Subsidiary in the ordinary course of business or as reflected in the Financial Statements, neither the Company nor any of the Subsidiaries on a consolidated basis has any debt, guaranty, liability, claim or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether known or unknown, and no basis exists for the assertion against the Company and the Subsidiaries on a consolidated basis of any such debt, guaranty, liability, claim or obligation, except current liabilities incurred, and obligations under agreements entered into, in the ordinary course of business.

        (d)   All reserves established by the Company and the Subsidiaries on a consolidated basis with respect to assets of the Company and the Subsidiaries on a consolidated basis are adequate to the knowledge of the Company at the time created, and there has been no change in the accounting policies of the Company and the Subsidiaries on a consolidated basis, except as described in the notes to the Financial Statements.

        Section 3.10    Absence of Undisclosed Liabilities.    Neither the Company nor any Subsidiary has any liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of the Company (including the Subsidiaries on a consolidated basis) included in the Financial Statements (including the footnotes thereto), except liabilities (i) adequately provided for in the balance sheets included in the Financial Statement (the "Balance Sheets"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the Balance Sheets, (iii) incurred since the date of the Balance Sheets and which are not, individually or in the aggregate, material, or (iv) except for Liabilities set forth on Schedule 3.10.

        Section 3.11    Absence of Certain Changes.    Except as set forth on Schedule 3.11, since March 1, 2004, there has not been: (a) any event that has had or would reasonably be expected to have a Material Adverse Effect, (b) any damage, destruction or loss with respect to the Company or any Subsidiary, whether covered by insurance or not, that would reasonably be expected to have a Material Adverse Effect, or (c) any event, action or occurrence that would have violated Section 5.1 if this Agreement had been in effect at all times since such date.

        Section 3.12    Interests of Officers and Directors.    Except as set forth on Schedule 3.12, since March 1, 2003, no officer, manager, director, or member of the Company or any Subsidiary, or any Affiliate of any such officer, director, member or other equity holder, has had, either directly or indirectly, a material interest in any contract or agreement to which the Company or any Subsidiary is a party or by which any of their properties or assets may be bound or affected, except for employment contracts entered into on an arm's-length basis.

        Section 3.13    Litigation.    Except as set forth on Schedule 3.13, (a) there is no Legal Proceeding or, to the Company's knowledge, governmental investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary (or against RGHI or any of its Affiliates and related to the Company or any Subsidiary), or any property or asset of the Company or any of the Subsidiaries, that has had or would reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company or RGHI to consummate the transactions contemplated by this Agreement and (b) none of RGHI or the Company or any Subsidiary is a party to, or in default under, any outstanding Governmental Order that has had or would reasonably be expected to have a Material Adverse Effect.

        Section 3.14    Taxes.    Except as set forth on Schedule 3.14:

            (i)    Each of the Company and the Subsidiaries has timely filed all Tax Returns required to be filed by it, and has paid all Taxes required to be paid, and has made adequate provision on its financial statements in accordance with GAAP for all Taxes not yet due and payable. All such Tax Returns are true, correct and complete in all material respects.

            (ii)   No deficiency or proposed adjustment which has not been resolved or settled for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of the Subsidiaries.

            (iii)  The Company and the Subsidiaries have duly and timely complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have withheld and paid over to the appropriate taxing authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

            (iv)  Neither the Company nor any of the Subsidiaries has been notified in writing that any Tax Return is currently under audit by the IRS or any state or local taxing authority or that it intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to the knowledge of the Company or any of the Subsidiaries, proposed with respect to any Taxes. The Company has made available to the Buyer copies of all Tax Returns of the Company and the Subsidiaries for all taxable periods beginning on or after January 1, 2000 and all examination reports and written statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries since January 1, 2000.

            (v)   Neither the Company nor any of the Subsidiaries: (a) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or (b) is a party to any Tax allocation, sharing or similar agreement with any Person.

            (vi)  No claim has been made by a taxing authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction or that its direct or indirect partners or members, by reason of their status as such, are or may be subject to taxation by that jurisdiction.

            (vii) Neither the Company nor any other Person (including any of the Subsidiaries) on behalf of the Company or any of the Subsidiaries have (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or have any knowledge that the IRS has proposed any such adjustment or change in accounting method, or have any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of the Subsidiaries or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of the Subsidiaries.

            (viii) As of the Closing Date, the Company will have at least $150 million of intangible assets which are amortizable for federal income tax purposes.

            (ix)  The Company is, and has been since the date of its formation, treated and properly classified as a partnership for federal income tax purposes. The Subsidiaries are, and have been since the date of their respective formations, treated and properly classified as disregarded entities for federal income tax purposes. Neither the Company not any of the Subsidiaries has ever been a "publicly traded partnership" within the meaning of Section 7704 of the Code. Neither the Company not any of the Subsidiaries has ever made any election to be excluded from all or any part of Subtitle A, Chapter 1, Subchapter K of the Code.

        Section 3.15    Material Contracts.    Except as set forth on Schedule 3.15 (collectively, the "Material Contracts") and except for this Agreement and except for any Material Lease and except for Customer Financing Indebtedness, neither the Company nor any Subsidiary is a party to or bound by any:

            (i)    contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000;

            (ii)   agreement or indenture with any third party imposing a Lien on any of the Company's or any Subsidiary's assets or relating to the incurrence, assumption or guarantee of any indebtedness for borrowed money, except for indebtedness for borrowed money for an amount less than $1,000,000;

            (iii)  lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any property (other than real property), owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

            (iv)  lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by the Company or any Subsidiary, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

            (v)   contract or group of related contracts with the same party or group of affiliated parties the performance of which provides for the expenditure of more than $500,000 annually or $5,000,000 in the aggregate;

            (vi)  agreement which contains restrictions with respect to payment of any distribution in respect of any of the Membership Interests;

            (vii) except for contracts for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing for annual compensation of $250,000 or less, agreement, contract or commitment containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area, or that otherwise materially restricts the right of the Company or any of the Subsidiaries to engage in a particular line of business;

            (viii) any collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

            (ix)  any contract, arrangement or understanding that relates to the future disposition or acquisition of material assets or properties, or any merger or business combination; or

            (x)   except for contracts for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing for annual compensation of $250,000 or less, any contract providing for severance, retention, change in control or other similar payments as a result (whether in and of itself or in conjunction with one or more events or transactions) of the consummation of the transactions contemplated by this Agreement.

          (b)   Except as set forth on Schedule 3.15, each Material Contract is valid and binding on the Company or the applicable Subsidiary and, to the Company's knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.15, the Company and each

  Subsidiary, and, to the Company's knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has delivered or otherwise made available to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

        Section 3.16    Employee Plans.

          (a)   Schedule 3.16 sets forth: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including bonus plans, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, scholarship programs maintained by Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (the "Company Plans"). Neither the Company or any trade or business (whether or not incorporated) which is or has at any time within the last six years been under common control, or which is or has at any time within the last six years been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has, both at any time within the last six years and during the time while an ERISA Affiliate of the Company, maintained, contributed to, or had any obligation to contribute to, or has any liability (fixed or contingent) with respect to, any plan subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code including any plan which constituted a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or any plan subject to Sections 4063 or 4064 of ERISA ("multiple employer plan").

          (b)   To the extent applicable, true, correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to the Buyer by the Company (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the last IRS determination letter; (iv) the most recent financial statements and actuarial valuations; (v) summary plan descriptions; (vi) material written communications to employees relating to the Company Plans; and (vii) written descriptions of all material non-written agreements relating to the Company Plans.

          (c)   The Company Plans intended to qualify under Section 401(a) of the Code have received a favorable determination or opinion letter from the Internal Revenue Service with respect to their qualified status under Section 401(a) of the Code and the tax-exempt status of the related trust under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

          (d)   Except as set forth on Schedule 3.16, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Balance Sheets on or prior to the Effective Time.

          (e)   There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor does the Company have knowledge of facts which could reasonably form the basis for any such claim or lawsuit.

          (f)    All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.

          (g)   The Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and, except as set forth on Schedule 3.16, neither the Company nor, to the knowledge of the Company, any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the knowledge of the Company, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

          (h)   None of the Company Plans which are "welfare benefit plans" within the meaning of Section 3(1) of ERISA provide for continuing benefits or coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. The Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

          (i)    No liability under any Company Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

          (j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (k)   The Company has no contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

          (l)    With respect to any period for which any contribution to or in respect of any Company Plan (including workers compensation) is due and owing, the Company has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP, and such current accruals through February 29, 2004 are duly and fully provided for in the balance sheet of the Company as of such date.

          (m)  Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee for federal income tax purposes by the Company is not an employee for such purposes.

          (n)   All Company Plans maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens ("Non-U.S. Employees") are statutory benefits required to be provided under foreign law.

        Section 3.17    Environmental, Health, and Safety Matters.

          (a)   The Company and the Subsidiaries are and have been in compliance with Environmental, Health, and Safety Requirements (including obtaining all Permits required thereunder), except for such noncompliance as has not had or would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice, report or other information regarding any violation of Environmental, Health, and Safety Requirements relating to the Company or any Subsidiary and arising under Environmental, Health, and Safety Requirements, the subject of which has had or would reasonably be expected to have a Material Adverse Effect.

          (b)   Notwithstanding anything contained herein to the contrary, this Section 3.17 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

          (c)   As used herein, "Environmental, Health, and Safety Requirements" shall mean all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

        Section 3.18    Intellectual Property.    Schedule 3.18 sets forth an accurate and complete list of all Patents, registered Trademarks and registered Copyrights and applications to register Trademarks and Copyrights owned by the Company. Except as set forth on Schedule 3.18 or except as has not had or would not reasonably be expected to have a Material Adverse Effect:

          (a)   the Company and the Subsidiaries are the sole and exclusive owners of all right, title and interest in or have a valid license to use all Intellectual Property and Technology, in each case, necessary for the conduct of its business as presently conducted ("Company Intellectual Property and Technology"), free and clear of all Liens other than Permitted Exceptions;

          (b)   the Company and its Subsidiaries are the sole and exclusive owners of all right, title and interest in, or have a valid, unconditional, worldwide, perpetual, royalty-free license to use, any Copyrights in any computer programs, whether in source code or object code, databases, compilations, technical data, firmware or middleware, including all improvements and enhancements to any and all of the foregoing, used or currently contemplated to be used in the conduct of the business, in each case that have been prepared by or on behalf of the Company or its Subsidiaries by any employee, officer, consultant or contractor;

          (c)   to the knowledge of the Company and each of its Subsidiaries: (i) the Company Intellectual Property and Technology does not infringe upon or misappropriate any Intellectual Property rights of any Person; (ii) no claims or allegations of infringement or unauthorized use involving any Company Intellectual Property or Technology by the Company or any Subsidiary of the Company are pending against a third party; (iii) there are no pending claims or allegations of infringement or unauthorized use of any third party Intellectual Property or Technology against the Company or any of its Subsidiaries; and (iv) no circumstances exist that would form the basis for any claim of infringement, unauthorized use, or violation of any Company Intellectual Property and Technology, or challenge the ownership, use, validity or enforceability of any Company Intellectual Property or Technology;

          (d)   all Patents, registered Trademarks and registered Copyrights and applications to register Trademarks and Copyrights set forth on Schedule 3.18 are in effect and all renewal fees and other maintenance fees have been paid and all other maintenances actions have been taken;

          (e)   to the knowledge of the Company and its Subsidiaries, all Technology owned or used by the Company and its Subsidiaries: (i) operates and performs in material conformance with its documentation and functional specifications and otherwise as required in the operation the business of the Company and its Subsidiaries; (ii) does not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults, devices or elements that (A) enable or assist any Person to access such Technology without authorization or (B) otherwise adversely affect the functionality of such Technology; and (iii) has not been subject to any unauthorized access by any Person.

        Section 3.19    Labor Matters.    The Company is in compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged, and is not engaging, in any unfair labor practice with respect to employees of the Company except to the extent such failure to comply or such engagement has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.19, as of the date hereof, (i) there is no union organizing effort pending, or to the knowledge of the Company, threatened, with respect to the employees of the Company; (ii) no complaint against the Company is pending before the National Labor Relations Board, or to the knowledge of the Company, threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened, against or involving the Company; (iv) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of the Company is pending, and no claim therefor has been asserted; and (v) there are no material labor or employment claims or proceedings pending between the Company and any of its employees. Schedule 3.19 sets forth, on an employee by employee basis, payments due, if any, to any employee of the Company as a result of this Agreement (other than payments to RGHI of the Purchase Price, a portion of which will thereafter be received from RGHI by Phillip R. Bennett).

        Section 3.20    Real and Personal Property.

          (a)   Owned Real Properties. As of the date hereof, neither the Company nor any Subsidiary owns any real property.

          (b)   Leased Real Properties. Schedule 3.20(b) sets forth (whether as lessee or lessor) leases of real property ("Leased Real Property") to which the Company or any Subsidiary is a party or by which it is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000 (each a "Material Lease", and collectively the "Material Leases"). Except as set forth on Schedule 3.20(b), each Material Lease is valid and binding on the Company and its Subsidiaries and, to the Company's knowledge, on the other parties thereto and is in full force and effect. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Material Leases and, to the Company's knowledge, no other party is in default thereof, and no party of the Material Leases has exercised any termination rights with respect thereto. Except as set forth on Schedule 3.20(b), the Company and, to the Company's knowledge as of the date hereof, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. The Leased Real Property complies with all applicable Laws and is benefited by those Permits required to be maintained for the development, or use or occupancy of any portion of the Leased Real Property, except to the extent such failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Buyer complete and accurate copies of each of the Material Leases as currently in effect.

          (c)   Personal Property. Except as set forth on Schedule 3.20(c), as of the date hereof, the Company and the Subsidiaries have good and marketable title to or hold under valid leases all material tangible personal property necessary for the conduct of its business as currently conducted, and such items of property are not subject to any Lien except for Permitted Exceptions.

        Section 3.21    Insurance.    The Company and the Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound. Neither the Company nor any of the Subsidiaries is in default with respect to its obligations under any material insurance policy maintained by them. Neither the Company nor any of the Subsidiaries has received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. All appropriate insurers under such insurance policies have been notified of all potentially insurable losses and pending litigation and legal matters, to the extent known by the Company, and no such insurer has informed the Company or any of its Subsidiaries in writing of any denial of coverage or reservation of rights thereto.

        Section 3.22    Working Capital.    After giving effect to the $500,000,000 cash distribution by the Company to RGHI as provided in Section 5.1(c)(i), the Company and the Subsidiaries will have sufficient working capital for the normal operation of the Company's or any Subsidiary's business as currently conducted.

        Section 3.23    Assets of Asset Manager Entities.    The Asset Manager Entities do not own any assets or otherwise possess any rights that are necessary for the continuation and normal operation of the Company's or any Subsidiary's business (other than the business conducted by the Asset Manager Entities) as currently conducted.

        Section 3.24    Liabilities Relating to Asset Manager Entities.    To the Company's knowledge, from and following the Closing, the Company and the Subsidiaries will not have any liabilities, nor will they suffer any other Losses following the Closing, relating to any of the Asset Manager Entities or arising from or in connection with the sale or other disposition of the Asset Manager Entities.

        Section 3.25    Brokers.    Except as set forth on Schedule 3.25, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company, any member of the Company or any of their respective Affiliates.

        Section 3.26    Brokerage Accounts.    Since January 1, 2000, none of RGHI or any of its Affiliates has or has had a brokerage or similar account with the Company or any of its Subsidiaries.

        Section 3.27    Exclusivity of Representations and Warranties.    THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. RGHI HEREBY DISCLAIMS ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIONS OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS SET FORTH IN SECTION 3.23 AND SECTION 3.24, NEITHER THE COMPANY NOR RGHI IS MAKING ANY REPRESENTATIONS AND WARRANTIES WHATSOEVER WITH RESPECT TO THE ASSET MANAGER ENTITIES AND ALL OF THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND RGHI SET FORTH IN THIS AGREEMENT RELATING TO RGHI, THE COMPANY AND/OR THE SUBSIDIARIES SHALL BE DEEMED TO EXCLUDE THE ASSET MANAGER ENTITIES.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND MERGER COMPANY

        Buyer and Merger Company represent and warrant to the Company and RGHI as follows:

        Section 4.1    Organization.

          (a)   Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereunder.

          (b)   Merger Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereunder. Merger Company has no substantial assets or operations other than its ownership of 100% of the equity interest in Finance Company. Finance Company has no substantial assets or operations other than with respect to the financing transactions contemplated by Section 6.2(f).

        Section 4.2    Authority.

          (a)   Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

          (b)   Merger Company has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Merger Company and no other proceeding on the part of Merger Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Company and constitutes a valid, legal and binding agreement of Merger Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.

        Section 4.3    No Conflict or Violation.

          (a)   Neither the execution, delivery and performance of this Agreement by the Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Buyer or (b) violate any Law applicable to the Buyer or any of its properties or assets, or any Governmental Order to which the Buyer or any of its assets or properties is bound, except, in the case of clause (b) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereunder.

          (b)   Neither the execution, delivery and performance of this Agreement by Merger Company nor the consummation by Merger Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of

  Merger Company or (b) violate any Law applicable to Merger Company or any of its properties or assets, or any Governmental Order to which Merger Company or any of its assets or properties is bound, except, in the case of clause (b) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereunder.

        Section 4.4    Governmental and Third Party Consents.

          (a)   Except for (1) compliance with Antitrust Laws, (2) the filing of amended registration forms with the applicable futures and securities authorities, (3) approval by each Self-Regulatory Organization of which a Subsidiary is a member, and (4) the other actions set forth on Schedule 4.4(a), the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby do not and will not require, to the knowledge of the Buyer, the Buyer to obtain the approval, consent or authorization of, to make any declaration, filing or registration with, or to give notice to, any Governmental Authority, any Self-Regulatory Organization or any other Person, except to the extent the failure to obtain, make or give any of the foregoing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereunder. Schedule 4.4(a) sets forth each of the approvals or consents of any Self-Regulatory Organization of which a Subsidiary is a member that, to the knowledge of the Buyer, is required to be obtained by the Buyer as a result of the execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby,

          (b)   Except for (1) compliance with Antitrust Laws, (2) the filing of amended registration forms with the applicable futures and securities authorities, (3) approval by each Self-Regulatory Organization of which a Subsidiary is a member, and (4) the other actions set forth on Schedule 4.4(b), the execution, delivery and performance by Merger Company of this Agreement and the consummation by Merger Company of the transactions contemplated hereby do not and will not require, to the knowledge of Merger Company, Merger Company to obtain the approval, consent or authorization of, to make any declaration, filing or registration with, or to give notice to, any Governmental Authority, any Self-Regulatory Organization or any other Person, except to the extent the failure to obtain, make or give any of the foregoing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereunder. Schedule 4.4(b) sets forth each of the approvals or consents of any Self-Regulatory Organization of which a Subsidiary is a member that, to the knowledge of the Buyer, is required to be obtained by Merger Company as a result of the execution and delivery of this Agreement by Merger Company and the consummation by the Merger Company of the transactions contemplated hereby.

        Section 4.5    Brokers.    Except as set forth on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finder's or investment banker's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Buyer.

        Section 4.6    Financing.    Finance Company has executed with lenders the commitment letters and/or "highly-confident" letters listed on Schedule 4.6 in connection with the financing arrangements for the senior indebtedness and subordinated indebtedness that is contemplated in connection with the Closing.

ARTICLE 5
COVENANTS

        Section 5.1    Conduct of Business of the Company.    Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will conduct, and will cause each of the Subsidiaries to conduct, its operations in the ordinary course of business consistent with past practice, and the Company shall use, and shall cause each of the Subsidiaries to use, reasonable efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve the present commercial relationships with key persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date, the Company will not (and will not, to the extent applicable, permit any of the Subsidiaries to), without the prior written consent of the Buyer:

          (a)   amend its Organizational Documents;

          (b)   issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any membership interests of any class or any other equity securities or equity equivalents;

          (c)   split, combine or reclassify any of its membership interests or declare, set aside or pay any dividends or other distributions (whether in cash or otherwise) in respect of its membership interests or other equity interests or repurchase or commit to repurchase any membership interests or other equity interests; provided, however, that, (i) subject to the provisions of Section 5.9, the Company shall distribute at the Closing (at the time described in Section 1.6(b)) to RGHI the $500,000,000 cash amount contemplated by Section 5.9, (ii) the Company shall distribute to RGHI at the Closing (at the time described in Section 1.6(b)) the equity interests of Forstmann-Leff International Associates LLC, which directly or indirectly holds all of the outstanding equity interests of the entities listed on Schedule 5.1(c)(collectively, Forstmann-Leff International Associates LLC and the entities listed on Schedule 5.1(c) are referred to as the "Asset Manager Entities"), and (iii) the Company may make distributions to RGHI of up to $120,000,000 that was accrued as of February 29, 2004 (provided that not more than $12,000,000 of such $120,000,000 amount is distributed in cash and the remaining distribution does not result in any net distribution of cash but, instead, merely results in a reduction in amounts owed to the Company from one or more members of the Company);

          (d)   except as contemplated by this Agreement and other than Customer Financing Indebtedness, (i) incur or assume any indebtedness for borrowed money exceeding $5,000,000 in the aggregate, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for obligations not exceeding $5,000,000 in the aggregate;

          (e)   except as may be required by law, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, option, appreciation right, restricted unit, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company in any material manner, (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee of the Company or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof;

          (f)    other than sales and acquisitions of securities made in the ordinary course of business by the Company (provided that the Company is not taking any proprietary risk with respect to such sale or acquisition) sell, lease or dispose of or acquire any assets which have a value in the aggregate in excess of $5,000,000 in the aggregate; provided, however, that the Company (i) may make the distributions expressly permitted by Section 5.1(c) and (ii) may effect the acquisition by the Asset Manager Entities referred to in Section 5.1(k);

          (g)   except as expressly contemplated by this Agreement or as set forth in Schedule 5.1(g), alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company or such Subsidiary;

          (h)   cause or allow the net capital levels of the Company and the Subsidiaries that are subject to such minimum net capital requirements to fall below the minimum level(s) of capital required by the SEC, CFTC, CME or other applicable Governmental Authority or Self-Regulatory Organization.

          (i)    effect any change in any of its methods of accounting, except as may be required by GAAP;

          (j)    fail to maintain the status of the Company as a partnership for federal income tax purposes;

          (k)   use any funds, other than funds generated by the Asset Manager Entities, to fund the Asset Manager Entities or their operations, except that the Company may contribute up to $5,100,000 to the Asset Manager Entities to permit the Asset Manager Entities to complete the transactions contemplated by the Asset Purchase Agreement, dated April 23, 2004, between Forstmann-Leff Associates, LLC and Schroder Investment Management North America Inc., as amended, as previously disclosed to the Buyer;

          (l)    settle or compromise any Legal Proceeding or governmental investigation (i) for an amount payable by the Company or any of the Subsidiaries in excess of $1,000,000, (ii) in a manner that requires the Company or any Subsidiary to change its method of operation or of conducting business or (iii) that otherwise is material in amount or nature;

          (m)  effect any acquisition of another Person or business for an amount in excess of $5,000,000 (or for an aggregate amount for all such acquisitions in excess of $10,000,000), or, with the exception of the acquisition referred to in Section 5.1(k), permit any Asset Manager Entity to effect any acquisition of another Person or business;

          (n)   make or revoke any election relating to Taxes (other than the making of a Section 754 election as contemplated in the last sentence of Section 5.2(a)), settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except as required by applicable Law, or make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recently filed federal income Tax Return, or prepare or file any Tax Return (or any amendment thereof) without having provided the Buyer with a copy thereof (together with supporting work papers) at least ten days prior to the due date thereof for Buyer's review and approval; or

          (o)   agree to do any of the foregoing.

  Section 5.2    Tax Matters.

        (a)   Any Tax Returns with respect to income or similar Taxes of the Company with respect to a period ending on or prior to the Closing Date not filed as of the Closing Date ("Pre-Closing Tax Returns") shall be timely filed by the Surviving Company in accordance with the prior practice of the Company with the appropriate taxing authorities; provided, however, that such Pre-Closing Tax Returns shall be prepared by treating items on the Pre-Closing Tax Returns in a manner consistent with the past practices of the Company with respect to such items. RGHI agrees that the Surviving Company will file a Section 754 election on its last Pre-Closing Tax Return.

        (b)   All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed directly in connection with the sale of the Membership Interests or any other transaction that occurs pursuant to this Agreement shall be borne 50% by the Buyer and 50% by RGHI.

  Section 5.3    Access to Information.

        (a)   Between the date hereof and the Closing Date, upon reasonable notice, the Company will provide to the Buyer and its financing sources and their respective authorized representatives during normal business hours reasonable access to all officers and to all books and records of the Company, and will cause the officers of the Company to furnish the Buyer with such financial and operating data and other information with respect to the business and properties of the Company as the Buyer may from time to time reasonably request. All of such information shall be treated as Confidential Information, as defined in and pursuant to the terms of the Confidentiality Agreement, dated November 4, 2003, between the Company and Thomas H. Lee Partners, L.P., the provisions of which are by this reference incorporated herein and which shall survive until the Closing. The Company shall provide reasonable cooperation in connection with the contemplated debt financing in connection with the transactions contemplated by this Agreement, including making senior management reasonably available for road shows or similar matters.

        (b)   In order to facilitate the resolution of any claims made by or against or incurred by RGHI or the Surviving Company or for any other reasonable purpose, for the seven year period commencing on the Closing Date, the Surviving Company (or its successor) will provide RGHI and their authorized representatives during normal business hours reasonable access at RGHI's expense (including the right to make photocopies) to all books and records of the Surviving Company (or such successor) and other written information with respect to the Surviving Company (or such successor) that relate to periods prior to the Closing as RGHI may from time to time reasonably request.

  Section 5.4    Efforts to Consummate.

        (a)   Subject to the terms and conditions herein provided, each of RGHI, the Buyer and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including (i) cooperation in the preparation and filing of any filings that may be required under the HSR Act and any amendments thereto; provided, however, that the Buyer will not be required to agree to the sale or other disposal or divestiture by the Buyer or any of its Affiliates of any particular or specified assets, category of assets or businesses, nor will the Buyer be required to agree not to compete in any geographic area or line of business, (ii) making all filings, applications, statements and reports to all Governmental Authorities, Self-Regulatory Organizations and other Persons which are required to be made prior to the Closing Date by or on behalf of RGHI, the Company, any of the Subsidiaries, the Buyer or Merger Company pursuant to any applicable Law in connection with this Agreement and the transactions contemplated hereby, (iii) the compliance with all requirements under the HSR Act applicable to the transactions contemplated hereby, (iv) contesting any Legal Proceeding relating to the transactions contemplated hereunder, (v) consummating all of the financing transactions contemplated by the commitment letters, term sheets and/or "highly-confident" letters listed on Schedule 4.6, and (vi) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. RGHI and the Buyer each agrees to use reasonable best efforts to make, or cause to be made, all filings applicable to them or their ultimate parent entities of notification and report forms pursuant to the HSR Act with respect to the transactions contemplated hereunder within fifteen Business Days after the date of this Agreement (or, if applicable as a result of any change in requirements under the HSR Act, as promptly as practicable after such requirement becomes applicable) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.

        (b)   Subject to the provisions of Section 7.3, all fees, costs and expenses required in connection with the application for or prosecution of any consent, approval, authorization, registration, filing or submission or in respect of any action relating to any Permits issued by any Governmental Authorities shall be borne by the party making such application.

        Section 5.5    Public Announcements.    Prior to the Closing, without the prior written consent of the other Parties (which will not be unreasonably withheld), or except as otherwise required by Law, no Party nor any Affiliate or representative of such Party may directly or indirectly issue any press release, or otherwise make any public statements or other public disclosure, regarding this Agreement or in any way relating to the transactions contemplated hereby.

        Section 5.6    Exclusive Dealing.    During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 7.1, neither RGHI or the Company shall take, nor will RGHI or the Company permit any of their respective Affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Buyer or its Affiliates) concerning any purchase of any of the Company's equity securities or any merger, sale of substantial assets or similar transaction involving the Company (other than assets sold in the ordinary course of business).

  Section 5.7    Employee Benefits.

        (a)   After the Closing, employees of the Surviving Company ("Company Employees") shall receive credit for purposes of eligibility to participate and vesting (and, for vacation and severance plans only, determination of the levels of benefits), but not for purposes of any benefit accruals under any plan, under each employee benefit plan, program or arrangement established or maintained for Company Employees by the Surviving Company, the Buyer or any Affiliate of the Buyer for service accrued or deemed accrued with the Company and its Affiliates prior to and on the Closing Date, to the extent such service was recognized as of the Closing Date for such employees for similar purposes under comparable plans to which the Company was a party; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for Company Employees by the Surviving Company, the Buyer or any Affiliate of the Buyer shall recognize expenses and claims incurred by any Company Employee (and any eligible dependents or beneficiaries thereof) in the year in which the Closing Date occurs and on or prior to the Closing Date for the purposes of computing deductible amounts, co-payments or other limitations on coverage, and shall recognize service for any Company Employee (and any eligible dependents thereof) for purposes of satisfying any pre-existing health condition of any Company Employee (and any eligible dependents or beneficiaries thereof) to the extent such service was taken into consideration for similar purposes as of the Closing Date under a comparable plan to which the Company was a party.

        (b)   Prior to the Effective Time, in connection with the sale or distribution of the Asset Manager Entities, the Company shall cause all current and former employees of the Asset Manager Entities ("Excluded Employees") to be covered under benefit plans (including, but not limited to a "group health plan" within the meaning of Section 5000(b)(1) of the Code such that the Surviving Company will have no obligation to provide notice or continuation coverage under COBRA) to be established by a purchaser or the distributee of the Asset Manager Entities and the Surviving Company will have no further liability (contingent or otherwise) or obligations with respect to the Excluded Employees.

        Section 5.8    No Disposition or Encumbrance of Membership Interests.    Prior to the Closing, except as expressly provided in Section 5.13, the members of the Company will not sell or transfer, or permit the imposition or existence of any Lien with respect to, any Membership Interests.

        Section 5.9    Segregation of Funds.    The Company shall establish promptly upon the signing of this Agreement a separate account in its name to be designated account number 00151-111-955 at BAWAG Bank in Vienna, Austria (the "Separate Account"). The Separate Account shall be maintained by the Company until the earlier of the Closing Date or the termination of this Agreement and shall have at all times during such time period a cash balance of not less than $500,000,000. None of the cash in the Separate Account shall (i) except in connection with the distribution described in the final sentence of this Section 5.9, be withdrawn from the Separate Account, (ii) be utilized or taken into account for purposes of any regulatory capital calculation or financial calculation or for any similar purpose, (iii) be referred to or included as capital or other resources of the Company or any of its Subsidiaries for purposes of representations to or dealings with any customer, lender, or other third party with whom the Company or any Subsidiary transacts business, or (iv) otherwise be utilized in any way for the conduct of business. $500,000,000 of the amount on deposit in the Separate Account may be distributed to RGHI in accordance with Section 5.1(c)(i) only if the Company has fully complied with Section 5.9 and the segregation of funds in the Separate Account and the Company's compliance with Section 5.9 has not had an adverse impact on the business or operations of the Company and its Subsidiaries as currently conducted.

        Section 5.10    2002 Financials.    The Company will use reasonable best efforts to attempt to obtain and deliver to the Buyer prior to the Closing (but in any event, no later than sixty (60) days following the Closing) audited financial statements meeting the requirements of Regulation S-X promulgated by the SEC for financial statements included in filings of registration statements under the Securities Act of 1933, as amended, with respect to the Company's fiscal year ended February 28, 2002, which audited financial statements will be consistent with the financial statements covering such periods that previously have been delivered to the Buyer, except as such financial statements may be restated to reflect depreciation of intangible assets as required pursuant to Financial Accounting Standard 141.

        Section 5.11    Financial Information.    Within thirty (30) days after the end of each month between the date of this Agreement and the Closing, the Company shall deliver to Buyer the Company's monthly reporting package, including the unaudited balance sheet of the Company as of the end of such month and unaudited statements of income for such month and for the current fiscal year to date. Within forty-five (45) days after the end of each of the fiscal quarters ended May 31, 2004 and August 31, 2004, the Company shall deliver to Buyer unaudited balance sheets of the Company as of the end of such fiscal quarter, unaudited statements of income, and unaudited statements of cash flows for such fiscal quarter and for the current fiscal year to date. All of the foregoing financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied (other than omission of accompanying notes) and, with respect to quarterly statements, compared with both the actual results from the corresponding quarter of the previous fiscal year and the budget for the current fiscal year, all in reasonable detail, which detail shall be generally consistent with the Company's past practices.

        Section 5.12    Management Bonus Pool Plan.    As promptly as practicable following the Closing, RGHI and the Buyer will cause the Company to adopt a Management Bonus Pool Plan in substantially the form attached hereto as Exhibit E.

        Section 5.13    BAWAG Interest Transfer Transactions.    Each of RGHI and BAWAG jointly and severally covenants to the Buyer that, (i) at the Closing (and immediately following the purchase of the Purchased Interests in accordance with Section 1.1), RGHI and BAWAG will fully complete the merger of BOI with and into a newly formed wholly owned Subsidiary of RGHI in accordance with the terms of the Plan and Agreement of Merger, dated as of the date hereof, among RGHI, RGHI Merger

Corp., a Delaware corporation, BOI and BAWAG as such agreement is in effect as of the execution and delivery of this Agreement (the "BAWAG Merger"), and (ii) the BAWAG Merger will result in such wholly owned Subsidiary of RGHI owning, of record and beneficially, all of the Membership Interests that are owned by BOI as of the date hereof. BAWAG hereby represents and warrants that neither the execution, delivery and performance by BAWAG of this Agreement nor any agreement relating to the BAWAG Merger does or shall (1) conflict with or violate any Organizational Document of BAWAG, any Law or any agreement to which BAWAG is a party or (2) require any consent or approval of any Governmental Authority. RGHI covenants to the Buyer that at the Closing, immediately following the completion of the BAWAG Merger and immediately prior to the completion of the distributions described in Section 5.14, RGHI will cause all of the Membership Interests that, as a result of the BAWAG Merger, are held by such wholly owned Subsidiary of RGHI to be distributed as a dividend (or otherwise distributed in a manner reasonably satisfactory to the Buyer) to RGHI. The transactions described in this Section 5.13 are collectively referred to herein as the "BAWAG Interest Transfer Transactions."

        Section 5.14    Certain Distributions.    At the Closing, immediately following the completion of the BAWAG Interest Transfer Transactions and immediately prior to the Merger, (i) the Limited Liability Company Agreement shall be amended in a manner reasonably satisfactory to RGHI and the Buyer to provide that the Buyer waives any right that it would otherwise have to receive any portion of the distributions referred to in this Section 5.14, (ii) subject to the provisions of Section 5.9, the Company will effect the $500,000,000 distribution described in the final sentence of Section 5.9, (iii) the Company will effect the distribution of the Asset Manager Entities as described in Section 5.1(c)(ii) and (iv) the Company will effect the distribution to RGHI of up to $120,000,000 as described in Section 5.1(c)(iii).

ARTICLE 6
CONDITIONS TO CLOSING

        Section 6.1    Conditions to the Obligations of the Parties.    The obligations of the Parties to consummate the transactions contemplated hereunder are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

          (a)   Any applicable waiting period under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated; and

          (b)   No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereunder shall be in effect and there shall be no proceeding that is pending that seeks to impose any of the foregoing or to impose any modification to any of the transactions contemplated hereby that would be materially adverse to the Company or any of the Subsidiaries.

        Section 6.2    Other Conditions to the Obligations of the Buyer.    The obligations of the Buyer to consummate the transactions contemplated hereunder are subject to the satisfaction or, if permitted by applicable law, waiver by the Buyer of the following further conditions:

          (a)   The representations and warranties of RGHI set forth in Article 3 hereof that are not qualified by materiality or "Material Adverse Effect" shall be true and correct in all material respects, and the representations and warranties of RGHI set forth in Article 3 hereof that are qualified by materiality or "Material Adverse Effect" shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct

  (in all material respects or in all respects, as applicable) as of the specified date, and the Buyer shall have received a certificate of RGHI to such effect;

          (b)   The Company and RGHI shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and RGHI under this Agreement on or prior to the Closing Date, and Phillip R. Bennett and Tone Grant shall have complied in all respects with their covenant set forth in Section 9.12 and the Buyer shall have received a certificate signed by Phillip R. Bennett and Tone Grant to such effect;

          (c)   No Material Adverse Effect shall have occurred since the date of this Agreement and no event or change shall have occurred since the date of this Agreement that has had or would reasonably be expected to have a Material Adverse Effect;

          (d)   The Company shall have delivered to the Buyer audited financial statements meeting the requirements of Regulation S-X promulgated by the SEC for financial statements included in filings of registration statements under the Securities Act of 1933, as amended, with respect to the Company's fiscal years ended February 28, 2003 and February 28, 2004, which audited financial statements will be consistent with the financial statements covering such periods that previously have been delivered to the Buyer except as such financial statements may be restated to reflect depreciation of intangible assets as required pursuant to Financial Accounting Standard 141;

          (e)   Buyer shall have received all consents and approvals set forth on Schedule 4.4(a) or Schedule 4.4(b)and marked with an asterisk (and any other such consents and approvals that in the reasonable good faith judgment of the Buyer are required in order to avoid a material adverse impact on the Company or the operation of its business) and shall have received written evidence reasonably satisfactory to Buyer that all consents and approvals set forth on Schedule 3.4 or Schedule 3.5 and marked with an asterisk (and any other such consents and approvals that in the reasonable good faith judgment of the Buyer are required in order to avoid a material adverse impact on the Company or the operation of its business) have been obtained;

          (f)    Finance Company shall have received proceeds from funded debt in the aggregate of at least $1,250,000,000 from (i) the senior indebtedness contemplated by the commitment letters described on Schedule 4.6, on the terms and conditions set forth therein, and (ii) the subordinated indebtedness, on terms and conditions not substantially less favorable than those set forth in the term sheets attached as Schedule 6.2(f);

          (g)   The Employment Agreement entered into as of the execution of this Agreement (but to be effective as of the Closing) with Phillip Bennett shall be effective as of the Closing;

          (h)   The Amended and Restated Limited Liability Company Agreement shall have been duly executed and delivered by RGHI;

          (i)    The Securityholders Agreement in the form attached hereto as Exhibit F (the "Securityholders Agreement") shall have been duly executed and delivered by RGHI and Phillip Bennett; and

          (j)    The Escrow Agreement shall have been duly executed and delivered by the Escrow Agent, the Company and RGHI.

          (k)   Any approval, authorization or registration referred to in Section 6.2(e) that has been obtained shall have been obtained without any term, limitation, restriction or condition that would negatively impact the ability of the Company or any Subsidiary to conduct its business as previously conducted or require the Buyer to undertake any commitments to or on behalf of the Company or any Subsidiary;

          (l)    All Company Indebtedness shall have been repaid prior to the Closing and the Buyer shall have received evidence, reasonably satisfactory to it, (i) of the repayment or satisfaction of such Company Indebtedness and (ii) that all obligations to the lenders with respect thereto have been extinguished;

          (m)  The Management Agreement (the "Management Agreement") between the Company and Thomas H. Lee Equity Fund V, L.P. and/or its Affiliates ("THL") in substantially the form attached hereto as Exhibit G shall have been duly executed and delivered by the Company; and

          (n)   The tax reimbursement letter agreement (the "Letter Agreement") between RGHI and Buyer in substantially the form attached hereto as Exhibit H shall have been duly executed and delivered by RGHI.

        Section 6.3    Other Conditions to the Obligations of RGHI.    The obligations of RGHI to consummate the transactions contemplated hereunder are subject to the satisfaction or, if permitted by applicable law, waiver by RGHI of the following further conditions:

          (a)   The representations and warranties of the Buyer set forth in Article 4 hereof that are not qualified by materiality or "Material Adverse Effect" shall be true and correct in all respects, and the representations and warranties of the Buyer set forth in Article 4 hereof that are qualified by materiality or "Material Adverse Effect" shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct (in all material respects or in all respects, as applicable) as of the specified date, and RGHI shall have received a certificate of an officer of the Buyer to such effect;

          (b)   The Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Buyer under this Agreement on or prior to the Closing Date, and RGHI shall have received a certificate of an officer of the Buyer signed on behalf of the Buyer to such effect;

          (c)   The Company and RGHI shall have received all consents and approvals set forth on Schedule 3.4 or Schedule 3.5 and marked with an asterisk (and any other such consents and approvals that are in the reasonable good faith judgment of RGHI required in order to avoid a material adverse impact on the Company or the operation of its business) and shall have received written evidence reasonably satisfactory to RGHI that all consents and approvals set forth on Schedule 4.4(a) or Schedule 4.4(b) and marked with an asterisk (and any other such consents and approvals that in the reasonable good faith judgment of RGHI are required in order to avoid a material adverse impact on the Company or the operation of its business) have been obtained;

          (d)   Finance Company shall have received the proceeds from funded debt in the aggregate of at least $1,250,000,000 from (i) the senior indebtedness contemplated by the commitment letters described on Schedule 4.6, on the terms and conditions set forth therein, and (ii) the subordinated indebtedness, on terms not substantially less favorable than those set forth in the term sheets or "highly-confident" letters described on Schedule 4.6;

          (e)   The Company shall not have been prohibited from paying to RGHI the distributions accrued as of February 29, 2004 as provided in Section 5.1(c)(iii) and the $500,000,000 distribution by the Company to RGHI at the Closing as provided in Section 5.14;

          (f)    The Management Agreement shall have been duly executed and delivered by THL;

          (g)   The Amended and Restated Limited Liability Company Agreement shall have been duly executed and delivered by the Buyer;

          (h)   The Securityholders Agreement shall have been duly executed and delivered by the Buyer;

          (i)    The Escrow Agreement shall have been duly executed and delivered by the Escrow Agent and the Buyer; and

          (j)    The Letter Agreement shall have been duly executed and delivered by the Buyer.

ARTICLE 7
TERMINATION; AMENDMENT; WAIVER

        Section 7.1    Termination.    This Agreement may be terminated and the transactions contemplated hereunder may be abandoned at any time prior to the Closing:

          (a)   by mutual written consent of the Buyer and RGHI;

          (b)   by the Buyer or RGHI if the transactions contemplated hereunder shall not have been consummated on or before October 5, 2004 (the "Termination Date"); provided, however, that the Termination Date shall be automatically extended as necessary in the event that any filing under the HSR Act becomes necessary as a result of any change in requirements under the HSR Act.

          (c)   by either the Buyer or by RGHI if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereunder and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

          (d)   by the Buyer in the event of a breach by the Company or RGHI of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) hereof and (ii) cannot be or has not been cured within 20 Business Days after the giving of written notice thereof to RGHI by the Buyer; or

          (e)   by RGHI in the event of a breach by the Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) hereof and (ii) cannot be or has not been cured within 20 Business Days after the giving of written notice thereof to the Buyer by RGHI.

        Section 7.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Buyer, RGHI, Merger Company or the Company or, to the extent applicable, their respective officers, directors or equityholders, other than (a) the provisions of this Section 7.2, the second to last sentence of Section 5.3(a), Section 5.5, Section 7.3 and Article 9 (except Section 9.12), and

(b) any liability of any Party or other signatory for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary set forth in this Agreement, in the event of a termination of this Agreement by the Buyer as a result of a breach of a representation or warranty of the Company or RGHI in accordance with Section 7.1(d), or by RGHI as a result of a breach of a representation or warranty of the Buyer in accordance with Section 7.1(e), the liabilities and obligations of the breaching Party (and their respective officers, directors or equityholders) shall in no event be greater than the actual, out-of-pocket expenses incurred by the non-breaching Party in connection with the transactions contemplated hereby, which expenses shall be reasonably substantiated in writing by the non-breaching Party (and which, with respect to a breach by RGHI, shall in no event include any fees or expenses payable to THL in connection with the transactions contemplated by this Agreement).

        Section 7.3    Fees and Expenses.    All fees and expenses incurred in connection with the transactions contemplated hereunder, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses. Notwithstanding the foregoing, at the Closing, the Surviving Company shall pay (i) the Company Transaction Expenses (to the extent not in excess of $20,000,000 in the aggregate), (ii) any fees or expenses payable to THL in connection with the transactions contemplated by this Agreement and (iii) the expenses of the Buyer in connection with the transactions contemplated hereby, which expenses shall be reasonably substantiated in writing by Buyer.

        Section 7.4    Amendment.    This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties and, solely with respect to an amendment to Section 9.12 (or to the other sections of this Agreement referred to in Section 9.12), by Phillip R. Bennett and Tone Grant.

        Section 7.5    Extension; Waiver.    At any time prior to the Closing, RGHI may (a) extend the time for the performance of any of the obligations or other acts of the Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of the Buyer contained herein or in any document, certificate or writing delivered by the Buyer pursuant hereto or (c) waive compliance by the Buyer or Merger Company with any of the covenants, agreements or conditions contained herein. At any time prior to the Closing, the Buyer may (i) extend the time for the performance of any of the obligations or other acts of RGHI or the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of RGHI contained herein or in any document, certificate or writing delivered by RGHI pursuant hereto, or (iii) waive compliance by the Company or RGHI with any of the covenants, agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

        Section 8.1    Survival of Representations.    The representations and warranties of RGHI and of the Buyer contained in this Agreement (whether or not contained in Articles 3 and 4) or in any certificate delivered pursuant to Sections 6.2 or 6.3 shall survive the Closing and remain in effect until the later to occur of (x) 30 days after receipt by the Surviving Company of the completed audit of its financial statements for its fiscal year ending February 28, 2005 and (y) June 30, 2005; provided, that (i) the representations and warranties in Section 3.14 (Taxes) and Section 3.25 (Brokers) shall survive until thirty (30) days after the termination of the applicable statute of limitations (including any extensions thereof) and (ii) the representations and warranties in Section 3.1 (Organization of the Company), Section 3.2 (Authorization) and Section 3.3 (Capitalization of the Company) (other than the last sentence of Section 3.3) shall survive indefinitely.

  Section 8.2    General Indemnification.

        (a)   If, after the Closing Date, the Buyer (and following the Closing the Surviving Company and any of the Subsidiaries) and/or their officers, directors, employees, affiliates and/or agents (each a "Buyer Indemnitee" and together the "Buyer Indemnitees") suffer any damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys' fees and expenses) ("Loss") as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by RGHI in this Agreement (whether or not contained in Article 3) or in any certificate delivered to the Buyer pursuant to Sections 6.2(a) and/or 6.2(b) to be true and correct in all respects as of the date of this Agreement or as of the Closing Date, provided that, solely for the purposes of this Section 8.2(a)(i), the failure of such representations and warranties to be true and correct as of the date of this Agreement or as of the Closing Date shall be determined without regard to any materiality or Material Adverse Effect qualifiers contained therein, (ii) any breach by RGHI of any of its covenants or agreements contained herein which are to be performed by RGHI on or before the Closing Date, (iii) any breach by RGHI of any of its covenants or agreements contained herein which are to be performed by RGHI after the Closing Date, (iv) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, (v) any liabilities of or relating to any of the Asset Manager Entities or any Losses arising from or in connection with the sale or other disposition of the Asset Manager Entities or (vi) any Taxes owed by the Company or any Subsidiary with respect to any taxable periods ending on or prior to the Closing Date and the pre-Closing portion of all taxable periods beginning before and ending after the Closing Date, then, in any such case and subject to the other provisions of this Article 8, RGHI agrees to indemnify, defend and hold each Buyer Indemnitee harmless from any such Loss.

        (b)   After the Closing, the Buyer agrees to, subject to the other provisions of this Article 8, indemnify, defend and hold RGHI and/or its respective agents (each a "Seller Indemnitee" and together the "Seller Indemnitees") harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Buyer in this Agreement (whether or not contained in Article 4) or in any certificate delivered to RGHI pursuant to Sections 6.3(a)and/or 6.3(b) to be true and correct in all respects as of the date of this Agreement or as of the Closing Date, (ii) any breach by the Buyer or Merger Company of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Company of any of its covenants or agreements contained herein which are to be performed by the Surviving Company after the Closing Date.

        (c)   The obligations to indemnify and hold harmless (x) pursuant to clause (i) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period, which claims shall survive until final resolution thereof and (y) pursuant to any other clauses of Section 8.2(a) and Section 8.2(b) shall survive the consummation of the transactions contemplated hereby indefinitely.

        Section 8.3    Third Party Claims.

        (a)   If a claim, action, suit or proceeding by a third party (a "Third Party Claim") is made against any person or entity entitled to indemnification pursuant to Section 8.2 hereof (an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 8, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify RGHI) (such notified party, the "Responsible Party") of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. Except as provided in the last sentence of this Section 8.3(a), the Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Company shall have the right to control any Third Party Claim with respect to Taxes; provided, however, that the Company shall not settle or compromise any such claim without the consent of RGHI which consent shall not be unreasonably withheld or delayed.

        (b)   All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

  Section 8.4    Limitations on Indemnification Obligations.

        (a)   Subject to the provisions of Section 8.4(b) below, the rights of the Buyer Indemnitees to indemnification pursuant to Section 8.2(a) are subject to the following limitations:

          (i)    the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to clause (i), (ii) or (iv) of Section 8.2(a) unless such Loss (or group of related Losses) equals or exceeds $250,000;

          (ii)   the Buyer Indemnitees will not be entitled to recover Losses pursuant to clause (i), (ii) or (iv) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clauses (i), (ii) and (iv) of Section 8.2(a) (as limited by the provisions of Sections 8.4(a)(i) and 8.4(c) ), but for this Section 8.4(a)(ii), exceeds $10,000,000 (the "Threshold"), at which time all amounts from the first dollar of Loss may be recovered; and

          (iii)  the Buyer Indemnitees will be entitled to recover Losses pursuant to clauses (i), (ii) and (iv) of Section 8.2(a) in an aggregate amount of no more than 30% of the Aggregate Consideration Amount.

        (b)   Notwithstanding anything to the contrary contained herein, the provisions of Section 8.4(a) shall not apply to any Losses resulting from a breach of a representation or warranty contained in any of Section 3.1 (Organization of the Company), Section 3.2 (Authorization), Section 3.3 (Capitalization of the Company) (other than the last sentence of Section 3.3), Section 3.14 (Taxes) and Section 3.26 (Brokers).

        (c)   The amount of any and all Losses indemnified pursuant to this Article 8 will be determined net of (i) amounts actually received by the Indemnified Party under any insurance policy with respect to such Losses (except to the extent that recovery under such insurance policy results in a premium increase or other damage to the Indemnified Party), (ii) any Tax benefit actually realized by the Indemnified Party arising from the facts or circumstances giving rise to such Losses and (iii) any recoveries obtained by the Indemnified Person from any other third party. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such amounts, benefits and recoveries. If any such amounts, proceeds or recoveries are received by an Indemnified Party with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party shall pay to the Indemnifying Party the amount of such amounts, benefits or recoveries (up to the amount of the Indemnifying Party's payment).

        Section 8.5    Knowledge.    Notwithstanding anything contained herein to the contrary, no Party to this Agreement shall have any liability for any breach of or inaccuracy in any representation or warranty by such Party, if the other Party or any of its officers, employees, counsel or other representatives had actual knowledge at or before the execution of this Agreement of the facts as a result of which such representation or warranty was breached or inaccurate. The Parties to this Agreement acknowledge and agree that the burden of proving that another Party had actual knowledge of the facts or events described in the preceding sentence shall rest with the Party asserting the existence of such knowledge.

        Section 8.6    Exclusive Remedy.    Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, (i) indemnification pursuant to the provisions of this Article 8 shall be the exclusive remedy for damages for the Parties for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement (other than the covenants contained in Section 5.2) or in any certificate delivered pursuant hereto and (ii) making a claim hereunder shall be the sole and exclusive remedy available to the Parties for any Loss, Losses or other amounts arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby, except that the foregoing shall not apply to the actual fraud or willful or intentional misconduct of RGHI.

        Section 8.7    Proration.    In the case of Taxes that are payable with respect to any taxable period which begins before, and ends after, the Closing Date, the pre-Closing portion of any such tax shall be:

          (i)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the Closing Date; and

          (ii)   in the case of Taxes that are imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

ARTICLE 9
MISCELLANEOUS

        Section 9.1    Entire Agreement; Assignment.    This Agreement (a)  constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise) prior to the Closing without the prior written consent of the other Parties; provided, however, that each of the Buyer or Merger Company may assign all or a portion of their rights under this Agreement (i) to any of their Affiliates, (ii) for collateral purposes in connection with financing transactions, or (iii) to a Person to whom equity interests in the Surviving Company may be transferred by the Buyer following the Closing pursuant to the Securityholders Agreement (provided that such assignment relates only to the right to purchase a number of Purchased Membership Interests that is no greater than the number that could be so transferred in accordance with the Securityholders Agreement).

        Section 9.2    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) to any Party as follows:

(a)	To the Company, RGHI or Phillip R. Bennett:
Refco Group Ltd., LLC One World Financial Center 200 Liberty Street New York, NY 10281 Attention: Phillip R. Bennett Facsimile: (212) 693-7686
with a copy (which shall not constitute notice to the Company or RGHI) to:
Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, NY 10019 Attention: Joseph P. Collins (212) 262-1910
(b)	To Merger Company or the Buyer:
Refco Merger LLC THL Refco Acquisition Partners c/o Thomas H. Lee Partners, L.P. 100 Federal Street Boston, MA 02110 Attention: Scott Schoen Scott Jaeckel George Taylor Facsimile: (617) 227-3514
with a copy (which shall not constitute notice to the Buyer) to:
Weil, Gotshal & Manges LLP 100 Federal Street Boston, MA 02110 Attention: James Westra Facsimile: (617) 772-8333
and
Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, TX 75201 Attention: R. Jay Tabor Facsimile: (214) 746-7777

(c)	To BAWAG or BOI:
Alinea Holdings GmbH c/o McDermott, Will & Emery 50 Rockefeller Plaza—11th Floor New York, NY 10020-1605 Attention: John Sullivan Facsimile: (212) 547-5444
(d)	To Tone Grant:
Mr. Tone Grant 875 N. Michigan Avenue Suite 2720 Chicago, IL 60611 Facsimile: (312) 787-7503

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

        Section 9.3    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

        Section 9.4    Construction; Interpretation.    The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, annex, party, preamble and recital references are to this Agreement unless otherwise stated. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.5    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any Buyer, nor any director, officer, employee, representative, agent or other controlling Person of any Buyer shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

        Section 9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

        Section 9.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        Section 9.8    Knowledge of the Company.    For all purposes of this Agreement, the phrase "to the Company's knowledge", "to the knowledge of the Company" and "known by the Company" shall mean as of the applicable date, the actual knowledge of Phillip R. Bennett, Robert C. Trosten, Santo C. Maggio, Joseph R. Murphy, William M. Sexton and Dennis Klejna, after reasonable inquiry by such individuals of the Person or Persons who report directly to each such individual.

        Section 9.9    Waiver of Jury Trial.    The Parties each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

        Section 9.10    Schedules.

        (a)   Any information disclosed pursuant to any schedule hereto shall be deemed to be disclosed to Buyer for all purposes of any other schedule or section of this Agreement to the extent it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other schedule or section of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. RGHI may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any schedule, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein (the "Updated Schedules"). Except as expressly set forth in Section 9.10(b), any new or revised information in the Updated Schedules (i) shall be deemed to be for informational purposes only and (ii) shall not modify or qualify any rights or remedies of the Buyer under this Agreement.

        (b)   New or revised information in an Updated Schedule shall be deemed to modify the representations and warranties to which such Updated Schedule relates and will not be deemed to be or to cause a breach of any such representations or warranties (as if such new or revised information had been set forth in the applicable schedule as of the date of this Agreement) only if (i) such new or revised information sets forth facts or events that occurred after the date of this Agreement and did not arise from any matter or condition that existed and was required to have been disclosed in the schedules as of the date of this Agreement in order to avoid a breach or untruth of a representation or warranty but that was not so disclosed, (ii) except in the case of an update to Schedules 3.13, the penultimate sentence and the last sentence of 3.6, 3.14(iv) or (vi), 3.16(e) or the last sentence of 3.17(a) (where no such acknowledgment shall be necessary), RGHI acknowledges in writing that such new or revised information would permit the Buyer to exercise its right not to effect the Closing pursuant to Section 6.2 and (iii) the Buyer nevertheless elects to effect the Closing.

        Section 9.11    Definitions.    "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of more than 50% of such Person's voting securities, by contract or otherwise.

        "Antitrust Laws" means any applicable antitrust or trade regulatory laws of any Governmental Authority, including the HSR Act.

        "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "CFTC" means the Commodity Futures Trading Commission.

        "CME" means the Chicago Mercantile Exchange.

        "Company Indebtedness" means any indebtedness of the Company or any of the Subsidiaries for borrowed money other than Customer Financing Indebtedness.

        "Company Transaction Expenses" means the out-of-pocket fees and expenses of Phillip Bennett, the Company and RGHI in connection with the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, advisors and investment bankers (but not including (i) any fees or expenses payable to THL in connection with the transactions contemplated by this Agreement, which fees and expenses shall be paid solely by the Surviving Company as provided in Section 7.3 or (ii) any fees or expenses payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of any Buyer).

        "Customer Financing Indebtedness" means (i) indebtedness which is short term in nature, incurred in the ordinary course of business consistent with past practice and which is either (a) indebtedness of Refco Capital, LLC in conjunction with its customer financing business, (b) indebtedness incurred for the purpose of financing customer margined inventory, acquired or cleared or financed in conjunction with customer brokerage activities which indebtedness is secured by the asset(s) being financed, (c) obligations in respect of letters of credit posted in connection with clearinghouse guarantees or (d) secured customer financing entered into by regulated Subsidiaries of the Company from time to time, (ii) guarantees by the Company of indebtedness of any Subsidiary in the ordinary course of its brokerage business and by any Subsidiary of indebtedness of any other Subsidiary and (iii) indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Finance Company" means Refco Finance Holdings LLC, a Delaware limited liability company that is wholly owned by Merger Company.

        "Governmental Authority" means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

        "Governmental Order" means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Intellectual Property" means all worldwide rights in any or all of the following: (a) patents, applications therefor and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, and continuations-in-part (the "Patents"), inventions (whether patentable or not), invention disclosures and trade secrets; (b) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor together with all goodwill associated therewith, (the "Trademarks"); (c) Internet Web addresses, sites and domain names; (d) industrial designs and any registrations and applications therefor; (e) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, including mask works and registrations and applications therefor (the "Copyrights"); and (f) and all other proprietary or intellectual property rights.

        "IRS" means the Internal Revenue Service.

        "Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

        "Legal Proceeding" means any judicial, administrative or arbitration actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Authority.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

        "Material Adverse Effect" means any change or effect that, individually or in combination with other factors, is material and adverse to the financial condition, assets or results of operations of the Company and the Subsidiaries, taken as a whole, provided that any change or effect relating to or arising out of any of the following shall be deemed not to constitute a Material Adverse Effect: (1) any change or trend in the economy in general or in the national, international, local or regional markets or industries in which the Company operates, (2) acts of terrorism or war (whether or not declared) occurring prior to, on or after the date of this Agreement, (3) any change or trend in the securities or financial markets in the United States or in any other country or region in which the Company operates, (4) any changes or effects resulting from the execution of this Agreement or the announcement, implementation and closing of this Agreement and the transactions contemplated hereby and (5) the unreasonable failure of Buyer to consent to any of the actions proscribed by Section 5.1 that are necessary for the preservation of the business of the Company and the Subsidiaries as currently conducted. The Parties acknowledge and agree that the mere fact that a change or effect is foreseeable as of the date of this Agreement will not, in and of itself, prevent such change or effect from being determined to be a Material Adverse Effect.

        "Organizational Documents" means the charter, articles, memorandum or certificate of incorporation or association, partnership agreement, certificate of limited partnership, operating agreement, limited liability company agreement, certificate of formation, bylaws, stockholder or shareholder agreements and/or similar formation or governance documents and agreements of any Person, whether or not filed with any Governmental Authority, including any amendments thereto.

        "Permits" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

        "Permitted Exceptions" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor on the financial statements in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any property subject thereto or affected thereby.

        "Person" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, an association, a joint stock company and any Governmental Authority or Self-Regulatory Organization.

        "Post Closing Earn-Out Amounts" means any amounts that are required to be paid following the Closing by the Company or any of the Subsidiaries that represent any deferred (whether or not contingent) obligation to pay purchase price or other consideration in connection with any acquisition of a business or any business combination transaction (provided that such payment obligation arises from a contractual obligation incurred by the Company or any of the Subsidiaries prior to the Closing).

        "RGHI Equity Portion" means the number of the Voting Membership Interests other than BAWAG Transferred Interests held by RGHI that must be converted into Class A Common Units in order that the total number of Class A Common Units that are issued to RGHI pursuant to the Merger (including Class A Common Units that are issued to RGHI on account of the conversion of BAWAG Transferred Interests) will represent 43% of the total Class A Common Units that will be issued and outstanding immediately following the Merger.

        "SEC" means the Securities and Exchange Commission.

        "Self-Regulatory Organization" means the National Association of Securities Dealers, Inc., the American Stock Exchange, the National Futures Association, the Chicago Mercantile Exchange, the Chicago Board of Trade, the New York Stock Exchange, Inc., any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended), any other securities exchange, futures exchange, contract market, commodities market, any other such exchange, clearinghouse or corporation or other similar federal, state or foreign self-regulatory body or organization.

        "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

        "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clause (i) or (ii) as a successor, pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of any other Law) or as an indemnitor. guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

        "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

        "Technology" means collectively, all designs, formulae, algorithms, procedures, methods, techniques, know-how, research and development, technical data, computer programs, whether in source code or object code, databases, compilations, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

        Section 9.12    Obligations for Indemnification.    From and following the Closing, each of Phillip R. Bennett and Tone Grant hereby (i) guarantees the obligations of RGHI under Section 2.4, Section 5.13 and Article 8 (provided, that each such party guarantees only 50% of such obligations of RGHI) and (ii) warrants and covenants that, at the time the Closing is to occur, the statements and covenants in Section 10.10 of the Securityholders Agreement will be accurate and will not have been violated. The guarantees set forth in this Section 9.12 are unconditional and shall survive any amendment or modification of the terms of this Agreement or the Securityholders Agreement.

        IN WITNESS WHEREOF, each of the Parties has caused this Equity Purchase and Merger Agreement to be duly executed on its behalf as of the day and year first above written.

REFCO GROUP LTD., LLC
By:	/s/ PHILLIP BENNETT Name: Phillip Bennett Title: President
REFCO GROUP HOLDINGS, INC.
By:	/s/ PHILLIP BENNETT Name: Phillip Bennett Title: President

THL REFCO ACQUISITION PARTNERS
By: THL Refco GP LLC, a general partner
By:	/s/ SCOTT SCHOEN Name: Scott Schoen Title: President

REFCO MERGER LLC
By:	/s/ SCOTT SCHOEN Name: Scott Schoen Title: President

Solely for purposes of Section 5.13:
ALINEA HOLDING GMBH
By:	/s/ Name: Title:

Solely for purposes of Section 9.12:
PHILLIP R. BENNETT
/s/ PHILLIP R. BENNETT

Solely for purposes of Section 9.12:
TONE GRANT
/s/ TONE GRANT

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  Exhibit 10.l7
  Execution Copy